Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective as of November 1, 2018 (the “Effective Date”), is entered into by and among Andover National Corporation, a Delaware corporation (the “Company”) and Daniel E. Schmerin (“Executive”).

For other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

ARTICLE I

EMPLOYMENT, POSITION, DUTIES, AUTHORITY, AND TERM

1.01         Employment. The Company agrees to employ Executive, and Executive agrees to, and does hereby accept such employment, upon the terms and subject to the conditions set forth in this Agreement.

1.02         Position, Duties and Authority. During the Term, Executive shall serve as Chief Executive Officer and shall report directly to the Company’s Executive Chairman of the Board of Directors (the “Chairman”), or, if directed by the Board of Directors (the “Board”), then to the Board directly. Executive shall have such customary responsibilities, duties, power, and authority (consistent with Executive’s position as Chief Executive Officer) as shall be determined from time to time by the Chairman or the Board. Executive shall devote his full business time, attention, skill, and efforts to the business and affairs of the Company; provided, however, that, subject to that certain Agreement Regarding Assignment of Inventions, Non-Competition, Confidentiality, and Non-Solicitation by and between Executive and the Company and attached hereto as Exhibit A (the “Employee NDA”), Executive may engage in other business, personal, charitable, and similar types of activities to the extent that such activities do not materially inhibit or prohibit the performance of Executive’s duties hereunder or materially inhibit or conflict with the business of the Company, or, if such activities could interfere with the Executive’s performance of his duties, then to the extent that such activities are disclosed to, and approved in advance by, the Chairman or the Board.

1.03         Term of Employment. Subject to earlier termination pursuant to Article III, Executive’s employment pursuant to this Agreement shall continue until December 31, 2020 (the “Initial Term”), and shall automatically renew for successive one-year terms thereafter (each a “Renewal Term,” and together with the Initial Term, the “Term”) unless either party hereto delivers written notice of termination to the other at least sixty (60) days prior to the end of the Initial Term or any Renewal Term, as the case may be.

ARTICLE II

COMPENSATION, BENEFITS, AND EXPENSES

2.01         Compensation and Benefits. For all services rendered by Executive in any capacity during the Term, including, without limitation, services as an officer, director, or member of any committee of the Company, or any subsidiary or affiliate, Executive shall be compensated by the Company as follows (subject, in each case, to the provisions of Article III below):

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(A)           Base Salary. Executive will receive a Base Salary at the rate of three hundred thousand dollars ($300,000) per annum, payable in accordance with the Company’s payroll payment policy as in effect from time to time but not less frequently than monthly.

(B)           Annual Bonuses. During the Term, Executive shall be eligible to receive an annual bonus (“Annual Bonus”) in an amount to be determined by the Compensation Committee of the Board based on the achievement of specific Company objectives, and subject to such terms and conditions as the Compensation Committee may establish from time to time, including through the implementation of a formal management incentive plan. The target amount of any Annual Bonus, together with the specific objectives used to measure achievement of such Annual Bonus, shall be determined in advance of each year by the Compensation Committee, in its sole and absolute discretion, in cooperation with the Chairman. The Annual Bonus, if payable, shall be paid to Executive on or before March 15 of the year following the year to which such Annual Bonus relates. In order for any Annual Bonus to be payable to Executive, Executive must be employed by the Company on the date of payment, with no notice of termination, resignation, or suspension having been given or received by Executive. For the avoidance of doubt, the foregoing condition to payment of any Annual Bonus does not affect the calculation of the Severance Payment set forth in Section 3.01.

(C)           Equity-Related Awards. During the Term, Executive shall be eligible to participate, on the same basis as other similarly-situated executives of the Company, in such equity-related incentive compensation programs as the Company may establish or maintain from time to time.

(D)           Fringe Benefits. Executive shall be entitled to participate, on the same basis as other similarly-situated executives of the Company, in such fringe benefit plans or programs as the Company may establish or maintain from time to time.

(E)            Supplemental Stipend. In recognition of the fact that the Company’s current benefits offering does not include group health insurance, Executive shall receive a monthly stipend in the gross amount of $3,500 per month. Executive is not required to purchase health insurance with such stipend and no requirement to reimburse Executive for health insurance premiums or medical expenses is intended by this provision; this stipend represents additional regular wages payable to the Executive and shall be subject to all applicable deductions and withholdings. The Company may terminate this monthly stipend at any time upon written notice to Executive without causing any breach of this Agreement, and it is expected that the Company will terminate Executive’s entitlement to this stipend once the Company has made a group health insurance plan available to its employees.

2.02         Expenses. The Company shall reimburse Executive for all reasonable out-of-pocket expenses Executive incurred during the Term in connection with the performance of Executive’s duties under this Agreement, according to the Company’s expense and reimbursement policies in effect from time to time.

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2.03         Key Man Insurance; Split Dollar. To the extent that the Company subsequently determines to offer split dollar life insurance to any of its executives, Executive shall be eligible to participate in such split dollar life insurance coverage on the same terms and conditions made available to other similarly-situated executives. Without altering the foregoing, Executive agrees to cooperate with any efforts by the Company to obtain key man insurance benefiting the Company and/or the Executive.

2.04         Indemnification. Without limiting any of Executive’s rights to indemnification under the Company’s bylaws or otherwise, the Company agrees that Executive shall be indemnified by the Company with respect to any “proceeding” (as defined in the Company’s bylaws) that Executive is made party to or is otherwise involved in by reason of the fact that Executive is or was a director, officer, employee, consultant, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, consultant, agent, or trustee of another corporation, partnership, or joint venture, in each case to the fullest extent of the provisions of the Company’s bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company. No amendment to any provisions in Article VIII of the Company’s bylaws shall be effective as to Executive without Executive’s prior written consent. In addition, so long as the Company maintains directors’ and officers’ liability insurance, it shall ensure that Executive is covered thereunder (including following termination of this Agreement) to the same extent as other directors and officers of the Company.

2.05         Withholding and Deduction. All payments to Executive pursuant to this Agreement are subject to applicable withholding and deduction requirements.

ARTICLE III

TERMINATION

3.01         Events of Termination. This Agreement and Executive’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

(A)           Death. In the event of Executive’s death, this Agreement and Executive’s employment hereunder shall automatically terminate effective as of the date and time of death.

(B)           Disability. To the extent permitted by law, in the event of Executive’s medically determined physical or mental disability as a result of which Executive is unable to perform Executive’s material duties under this Agreement for a period of at least one hundred twenty (120) consecutive days in any twelve (12) month period or one hundred fifty (150) non-consecutive days in any twelve (12) month period, and which cannot be reasonably accommodated by the Company without undue hardship (“Disability”), the Company may terminate this Agreement and Executive’s employment hereunder upon at least thirty (30) days’ prior written notice to Executive.

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(C)           Termination by the Company for Cause. The Company may, at its option, terminate this Agreement and Executive’s employment hereunder for Cause (as defined herein) upon giving notice of termination to Executive, which notice specifies that the Company deems such termination to be for “Cause” hereunder and specifies in reasonable detail the grounds for such “Cause.” Executive’s employment shall terminate on the later of the date on which such notice is given or the expiration of any applicable cure period. For purposes hereof, “Cause” shall mean (a) Executive’s conviction of, guilty or nolo contendere plea to, or confession of guilt of, a felony or act involving fraud; (b) Executive’s breach of any material term of this Agreement or the Employee NDA; (c) Executive’s material failure to comply with applicable laws with respect to the execution of the Company’s business operations; (d) Executive’s failure to perform his material assigned duties for the Company, or willful and continued material breach of the Company’s written policies; or (e) Executive’s theft, fraud, embezzlement, or dishonesty in connection with the business operations of the Company or any subsidiary of the Company; provided, however, that (1) in the case of (b), (c) or (d) above, Cause shall not be deemed to exist unless and until (x) the Board has delivered to Executive written notice specifying the grounds for Cause, and informing Executive of the Company’s intent to terminate his employment if such grounds (if capable of being cured) remain uncured, and (y) such grounds (if capable of being cured) remain uncured at least thirty (30) days after the Board’s delivery of such notice to Executive; and (2) in all cases above, Cause shall not be deemed to exist unless the Company invokes the grounds for Cause within ninety (90) days of the Board learning of such grounds. For the avoidance of doubt, the Company may suspend or limit the Executive’s duties in order to investigate whether Cause exists, and such suspension or limitation shall not itself constitute any termination of Executive’s employment. Without altering the foregoing, and for the avoidance of doubt, the parties understand and agree with respect to (c) above that any material failure to comply with applicable laws with respect to the execution of the Company’s business operations that is willful shall be deemed incurable.

(D)           Without Cause by the Company. The Company may, at its option, at any time terminate Executive’s employment for no reason or for any reason whatsoever (other than for Cause), provided that in such event the Company shall be obligated to pay Executive the Severance Payment (as defined below and described more fully in Section 3.02).

(E)            Termination By Executive. Executive may terminate this Agreement and Executive’s employment hereunder at any time with notice to the Company, either with Good Reason or without Good Reason, provided that if such termination is with Good Reason the Company shall be obligated to pay Executive the Severance Payment (as defined below and described more fully in Section 3.02). For purposes hereof, “Good Reason” shall mean any of the following: (i) a material diminution in the duties and responsibilities of Executive; (ii) a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Chairman; (iii) a material diminution in Executive’s compensation or benefits (other than the cessation of the stipend described in Section 2.01(E); (iv) a material breach of this Agreement by the Company; or (vi) relocation of the Company’s place of business in which Executive is employed to a location outside of a 25-mile radius of Miami, Florida; provided, however, that in each such case, Good Reason shall not be deemed to exist unless and until (x) Executive has delivered to the Board written notice of the existence of the ground for Good

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Reason within ninety (90) days of such ground first occurring, and informing the Board of Executive’s intent to terminate his employment if such grounds remain uncured, and (y) the grounds cited by the Executive in such notice shall remain uncured at least thirty (30) days after Executive’s delivery of such written notice to the Board; and provided further, that Executive must terminate his employment, if at all, within thirty (30) days after expiration of such cure period. For the avoidance of doubt, the Company may suspend or limit the Executive’s duties in order to investigate whether Cause exists, and such suspension or limitation shall not give rise to Good Reason.

(F)            Mutual Agreement. This Agreement and Executive’s employment hereunder may be terminated at any time by the mutual agreement of the Company and Executive.

(G)           Expiration of Term. This Agreement and Executive’s employment hereunder shall automatically terminate upon the expiration of the Term.

(H)           Definition of Severance Payment. “Severance Payment” means (a) in the event of termination of Executive’s employment due to his death or Disability, a lump sum cash payment of an amount equal to (i) the amount of any awarded but unpaid Annual Bonus in respect of the year preceding the year Executive’s employment terminates; plus (ii) the target incentive compensation communicated to Executive under any management incentive plan then in effect during the year (or fiscal year) in which the termination takes place, had he remained employed by the Company for the entire year (or fiscal year), pro-rated to account for the amount of time that the Executive worked during such year; plus (iii) in the event that the termination occurs more than sixty (60) days prior to the end of the year (or fiscal year) in which the termination takes place, an amount equal to two (2) months of Executive’s then-current Base Salary; and (b) in the event of termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, a lump sum cash payment of an amount equal to: (i) the greater of (x) the amount which would have been payable to the Executive as Base Salary through the remainder of the Term (at Executive’s then-current Base Salary) up to a maximum of eighteen (18) months of Base Salary; and (y) an amount equal to four (4) months’ of Executive’s then-current Base Salary for each full year of service completed by the Executive, up to a maximum of twelve (12) months of Base Salary; plus (ii) the amount of any awarded but unpaid Annual Bonus in respect of the year preceding the year Executive’s employment terminates; plus (iii) target incentive compensation communicated to Executive under any management incentive plan then in effect during the year (or fiscal year) in which the termination takes place, pro-rated to account for the percentage of time Executive was actively employed during the period used to measure performance for the purpose of determining incentive awards under such plan.

(I)              Definition of Benefits Continuation Payments. “Benefits Continuation Payments” means the Company’s reimbursement to (or, at its discretion, direct payment on behalf of) Executive for premiums attributable to COBRA continuation coverage of Executive’s then-existing health insurance (if such COBRA coverage is available) for the period from the Executive’s termination through the earlier of (x) twelve (12) months after such termination, and (y) Executive becoming eligible for coverage under a new employer’s health insurance plan.

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(J)             Execution of Release. The payment of the Severance Payment or the Benefits Continuation Payments, if either is payable pursuant to Section 3.02, shall be conditioned upon the Company’s receipt of a Release from Executive (or his estate) within sixty (60) days after Executive’s employment terminates, in form and substance reasonably acceptable to the Company; provided, however, that such Release shall not contain any post-employment obligations other than those set forth in this Agreement and the Employee NDA.

3.02         The Company’s Obligations Upon Termination.

(A)           Termination without Cause or Termination for Good Reason; Death; Disability. If, during the Term, this Agreement and Executive’s employment hereunder shall terminate as a result of termination by the Company without Cause or termination by the Executive for Good Reason, or due to Executive’s Death or Disability, the Company’s only obligations to Executive (or his estate) under this Agreement shall be for the Company to (i) pay to Executive (or his estate) the amount of any Base Salary earned, but not yet paid to Executive, prior to the date of such termination, (ii) reimburse Executive (or his estate) for any expenses incurred by Executive through the date of termination, in accordance with Section 2.02, (iii) make the Severance Payment to Executive, and (iv) make the Benefits Continuation Payments. The Company shall make the Severance Payment within thirty (30) days of the date on which Executive’s executed Release becomes effective and irrevocable, except that if such 30-day period spans two calendar years, the Severance Payment shall be made no sooner than the first business day of the latter such year and no later than the end of such 30-day period.

(B)           Termination For Cause; Termination by Executive without Good Reason. If, during the Term, this Agreement and Executive’s employment hereunder shall terminate as a result of termination by the Company for Cause or termination by the Executive without Good Reason, the Company’s only obligations to Executive under this Agreement shall be for the Company to (i) pay to Executive the amount of any Base Salary earned, but not yet paid to Executive, prior to the date of such termination, and (ii) reimburse Executive for any expenses incurred by Executive through the date of termination, in accordance with Section 2.02.

(C)           Expiration of Term; Mutual Agreement. Upon the expiration of the Term or any termination of this Agreement and Executive’s engagement hereunder by mutual agreement of the Company and Executive, the Company’s only obligations to Executive under this Agreement shall be for the Company to (i) pay to Executive the amount of any Base Salary earned but not yet paid to Executive, prior to the date of such termination, and (ii) reimburse Executive for any expenses incurred by Executive through the date of termination, in accordance with Section 2.02; provided, however, that if the Term expires, Executive shall be entitled to any incentive compensation payable under any management incentive plan then in effect during the year (or fiscal year) in which the expiration takes place, pro-rated to account for the percentage of time Executive was actively employed during the period used to measure performance for the purpose of determining incentive awards under such plan.

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(D)           Vested Benefits. In addition to the payments and benefits set forth in this Section 3.02, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, policy, or practice (with the exception of those relating to any severance or equity incentive plan) on the date of termination, shall be payable in accordance with such plan, policy, practice, or agreement.

3.03         Executive’s Obligations Upon Termination. Upon any termination, the Executive agrees that he will be bound by the Employee NDA, and that he will inform all third parties, including but not limited to, future employers, consulting, or other clients of Executive, of his obligations under the Employee NDA. The Executive acknowledges that the restrictions contained in the Employee NDA are reasonable and necessary to protect the legitimate business interests of the Company and that any breach or threatened breach by Executive of any provision contained in the Employee NDA will result in immediate irreparable injury to the Company for which a remedy at law would be inadequate. Executive further acknowledges that any remedy specified by any provision of this Agreement shall, unless expressly providing to the contrary, be a nonexclusive remedy for that provision and shall not preclude any and all other remedies at law or in equity from also being applicable.

3.04         Release. Any payments to be made or benefits to be provided by the Company or any affiliate thereof pursuant to this Article III or any other provision hereof which requires receipt of a release from Executive, shall be subject to the Company’s receipt from Executive of an effective general release and agreement not to sue, in a written form satisfactory to the Company (the “Release”); provided, however, that such Release shall not contain any post-employment obligations other than those set forth in this Agreement and the Employee NDA. Notwithstanding the due date of any payment hereunder requiring a Release, the Company shall not be obligated to make any such payment until after the expiration of any revocation period applicable to the Release.

3.05         Survival. This Article III and Article IV shall survive any expiration or termination of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.01         Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of the Company, any subsidiary of the Company, and each of their respective successors and assigns (including, without limitation, any purchaser of all or substantially all of the assets of either of the foregoing) and shall be binding upon such parties and their respective successors and assigns. This Agreement shall also inure to the benefit of and be binding upon Executive and Executive’s heirs, administrators, executors, and assigns. Executive may not assign or delegate Executive’s duties under this Agreement without the prior written consent of the Company. Nothing in this Agreement shall preclude the Company and/or any subsidiary of the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other person or entity which assumes this Agreement and all obligations and undertakings of such party hereunder. Upon such a

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consolidation, merger, transfer of assets, or other business combination and assumption, the term “Company” as used herein shall be deemed to be modified as necessary to reflect that such other person or entity shall have assumed the benefits and obligations of such party hereunder and this Agreement shall continue in full force and effect unless otherwise terminated pursuant to the terms hereof.

4.02         Notices. Any notice required shall be in writing and shall be deemed to have been duly given and received: (i) on the date delivered if personally delivered; (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (return receipt requested); or (iii) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, in each case addressed to the Company or Executive, as the case may be, at the respective addresses indicated below or such other address as either party may in the future specify in writing to the other in accordance with this Section 4.02 in the case of the Company to Andover National Corporation, 333 Avenue of the Americas, Suite 2000, Miami, FL 33131-2185, with a copy to Sidley Austin LLP, ATTN: Alex Kaplan, Esq., 787 Seventh Avenue, New York, NY 10019, and in the case of Executive to Daniel E. Schmerin, at the mailing address reflected in the Company’s personnel file pertaining to Executive, with a copy to Friedman Kaplan Seiler & Adelman LLP, ATTN: Lance J. Gotko, Esq. and Michael A. Gordon, Esq., 7 Times Square, New York, NY 10036.

4.03         Entire Agreement. This Agreement, including the Employee NDA attached hereto, contains the entire agreement of the parties hereto with respect to the terms and conditions of Executive’s employment during the Term and activities following termination of this Agreement and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement and the Employee NDA. This Agreement may not be changed or modified except by an instrument in writing, signed by the Company and Executive.

4.04         No Waiver. The waiver by the other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

4.05         Headings. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

4.06         Governing Law; Jurisdiction. This Agreement, the performance of this Agreement, and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to the conflict or choice of law provisions and principles thereof.

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4.07         Resolution of Disputes. Any dispute, controversy, or claim arising out of relating to this Agreement shall be resolved by binding arbitration before a single arbitrator in accordance with the then-current Employment Arbitration Rules & Procedures of JAMS, including its Optional Arbitration Appeal Procedure. The arbitration shall be confidential, and shall take place in the city where Executive is (or, if Executive’s employment has terminated, was) employed by the Company. Notwithstanding the foregoing, any claim by the Company seeking enforcement of the Employee NDA shall not be subject to this arbitration provision.

4.08         Validity; Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal, and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.09         Independent Advice. Executive acknowledges and agrees that in connection with the preparation, negotiation, and execution of each of this Agreement, the Employee NDA and any other related agreements (the “Employment Arrangements”): (i) that Sidley Austin LLP has served, and continues to serve, as counsel to the Company in connection with the Employment Arrangements; (ii) that Sidley Austin LLP has not, and does not, serve as counsel to Executive in connection with the Employment Arrangements; (iii) that Sidley Austin LLP has not counseled or advised the Executive in connection with the Employment Arrangements; (iv) that the Executive is not relying on any accounting, tax, or legal advice of Sidley Austin LLP in connection with the Employment Arrangement; (v) that the Executive has been advised to obtain separate and independent accounting, tax, and legal advice of the Executive’s own choosing prior to entering into the Employment Arrangements; and (vi) that Executive has, in fact, received counsel from Friedman Kaplan Seiler & Adelman LLP in connection with his entering into the Employment Arrangements.

4.10         Attorneys’ Fees. The Company agrees to pay the reasonable fees and expenses of legal counsel incurred by the Employee in connection with the drafting and negotiation of this Agreement; provided, however, that the amount payable pursuant to this Section 4.10 shall (i) not exceed $7,500, (ii) be paid upon presentation of documentation reasonably satisfactory to the Company, and (iii) be paid on or after January 1, 2019, and not later than March 15, 2019.

4.11         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and Executive have duly executed this Employment Agreement as of the date first written above.

ANDOVER NATIONAL CORPORATION

By: /s/ Peter Cohen	Dated: January 9, 2019

Name: Peter Cohen

Title: Chairman of the Board of Directors

DANIEL E. SCHMERIN

/s/ Daniel E. Schmerin	Dated: January 9, 2019

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EXHIBIT A

AGREEMENT REGARDING ASSIGNMENT OF INVENTIONS, CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION

In consideration of my employment with Andover National Corporation (together with its predecessors, successors, assigns, and its direct or indirect subsidiaries and affiliates, the “Company”), I, the undersigned, Daniel E. Schmerin, hereby agree with the Company as follows:

SECTION 1. CONFIDENTIALITY.

I understand and agree that my performance of services for the Company (the “Services”) creates a relationship of confidence and trust between me and the Company with respect to (i) all Proprietary Information (as defined in Section 7 herein) and (ii) Third Party Information (as defined in Section 7 herein). The information referred to in clauses (i) and (ii) of the preceding sentence is referred to in this Agreement, collectively, as “Confidential Information.” At all times, both during my relationship with the Company and after its termination, I will, subject to the exceptions set forth herein, keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company. The restrictions set forth in this Section 1 will not apply to information that is generally known now or in the future to the public or in the trade, unless such knowledge results from an unauthorized disclosure by me, but this exception will not affect the application of any other provision of this Agreement to such information in accordance with the terms of such provision. Notwithstanding the foregoing, I acknowledge that nothing in this agreement or in any policy or agreement with the Company shall be construed or applied to prohibit or limit me (or my counsel) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding any reporting of, investigation into, or proceeding concerning suspected violations of law. I further acknowledge that I am not required to advise or seek permission from the Company before engaging in any such activity, but that, in connection with any such activity, I must inform such authority that the information provided is confidential. Despite the foregoing, I recognize that I am not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information I came to learn during the course of employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine, as the Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. I further acknowledge that I am hereby advised that, pursuant to U.S. federal law, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) (i) in confidence to a federal, state, or local government official or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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SECTION 2. MATERIALS.

All documents, records, apparatus, equipment, software, hardware, manuals, guides, lists, customer information, correspondence, data, reports, and all other property, whether or not pertaining to Proprietary Information, which are furnished to me by the Company or are produced by me in connection with my relationship with the Company, will be and remain the sole property of the Company. I will return to the Company all such materials and property as and when requested by the Company. In any event, I will return all such materials and property immediately upon termination of my relationship with the Company for any reason. I will not take with me any such material or property or any copies thereof upon such termination.

SECTION 3. OWNERSHIP OF INVENTIONS.

I agree that all Inventions (as defined in Section 7 herein) that I conceive or develop, in whole or in part, either alone or jointly with others, during the term of my relationship with the Company that (a) relate to the business of the Company or any of the products or services being developed, manufactured, or sold by the Company, (b) result from tasks assigned to me by the Company, or (c) result from the use of the Company’s Proprietary Information, premises, or property (the foregoing being hereinafter collectively referred to as “Company Inventions”) will be the sole property of the Company. The Company will be the sole owner of all patents, copyrights, trademarks, service marks, domain names, social media accounts and user names, and other proprietary rights in and with respect to such Company Inventions. To the fullest extent permitted by law, such Company Inventions will be deemed works made for hire. I hereby transfer and assign to the Company or its designee any proprietary rights that I may have or acquire in any such Company Inventions, and I waive any moral rights or other special rights that I may have or accrue therein. I agree to promptly disclose to the Company, or any persons designated by it, all Company Inventions that are or may be subject to the provisions of this Section 3. I agree to execute any documents and take any actions that may be required to effect and confirm such transfer and assignment and waiver. The provisions of this Section 3 will apply to all Company Inventions that are conceived or developed during the term of my relationship with the Company, whether before or after the date of this Agreement, and whether or not further development or reduction to practice may take place after termination of my relationship with the Company, for which purpose it will be presumed that any Company Inventions conceived by me that are reduced to practice within one (1) year after termination of my relationship with the Company were conceived during the term of such service unless I am able to establish a later conception date by clear and convincing evidence.

SECTION 4. OBTAINING AND ENFORCING PROPRIETARY RIGHTS.

I agree to assist the Company, at the Company’s request from time to time and at the Company’s sole expense, to obtain and enforce patents, copyrights, trademarks, service marks, or other proprietary rights with respect to Company Inventions in any and all countries. I will execute all documents reasonably necessary or appropriate for this purpose. This obligation will survive the termination of my relationship with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s

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request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions, or continuations in part), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for me and on my behalf, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.

SECTION 5. THIRD-PARTY AGREEMENTS AND RIGHTS.

I hereby confirm that I am not bound by the terms of any agreement with any previous employer or other party that restricts in any way my use or disclosure of information or my engagement in any business or conflict with the ownership rights in the Company Inventions conferred to the Company hereunder. I represent to the Company that my execution of this Agreement, my relationship with the Company, and the performance of my proposed duties for the Company will not violate any obligations I may have to any such previous employer or other party. In my work for the Company, I will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and I will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

SECTION 6. NON-COMPETITION, NON-SOLICITATION, AND NON-DISPARAGEMENT.

6.1 Non-Competition. During the term of my relationship with the Company and for a period of one (1) year thereafter (the “Restricted Period”), I will not, without the prior consent of the Company, directly or indirectly, whether as owner, partner, stockholder, consultant, manager, agent, employee, co-venturer, or otherwise, engage, participate, or invest in any Competing Business anywhere in the Territory. “Competing Business” shall mean (a) any business conducted by a subsidiary of the Company, but only to the extent that I have been actively involved in such subsidiary’s business during the two (2) year period preceding the cessation of my employment, or (b) any business whose primary purpose is to make investments in other businesses; provided, however, that “Competing Business” shall not include providing advisory services to start-up companies concerning their formation, structure, governance, and related considerations, so long as such advisory services do not include advising such companies with respect to particular investment opportunities. “Territory” shall mean, with respect to any relevant subsidiary of the Company under the definition of Competing Business, each and every jurisdiction, whether within the U.S. or internationally, wherein the relevant subsidiary was doing business at any time during the two (2) year period preceding the cessation of my employment. Notwithstanding the foregoing, I understand that I may hold stock in a Competitor if the stock is publicly traded and the amount of stock I hold is less than one percent (1%) of the outstanding capital stock of the Competitor.

6.2 Non-Solicitation. During the term of my relationship with Company and during the Restricted Period, I will refrain from directly or indirectly, whether as owner, partner, stockholder, consultant, manager, agent, employee, co-venturer, or otherwise, (a) employing,

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attempting to employ, recruiting, or otherwise soliciting, inducing, or influencing any person who is or was at any time during the Restricted Period employed by, associated with, or a consultant to the Company, to leave the employment or service of the Company or to enter into any employment, engagement, or other association with any other entity, and (b) soliciting or encouraging, or attempting to solicit or encourage, any client, customer, or supplier to terminate or otherwise modify adversely its business relationship with the Company or otherwise diverting or taking away from the Company any other party having material business relations with the Company. Notwithstanding the foregoing, I understand that Section 6.2(b) shall not apply with respect to any client, customer, or supplier as to whom: (i) I had a demonstrable business relationship prior to entering the Company’s employ, or (ii) I had no contact with, and received no confidential information concerning, such person or entity during my employment with the Company. I understand that the restrictions set forth in this Section 6 are intended to protect the Company’s interest in its Proprietary Information and established customer relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose.

6.3 Non-Interference. During the term of my relationship with the Company and during the Restricted Period, I will refrain from directly or indirectly, whether as owner, partner, stockholder, consultant, manager, agent, employee, co-venturer, or otherwise, interfering with any actual or contemplated investment opportunity of the Company identified or actively considered at any time during the last twelve (12) months of my employment, including, without limitation, disclosing, offering advice on, transacting, or offering to transact, or otherwise pursuing such investment opportunity, whether alone or in concert with others; provided, however, that I may act with regard to a given investment opportunity that the Company has declined to pursue if the Company grants its consent for me to do so in writing, which consent the Company shall not unreasonably withhold.

6.4 Non-Disparagement. I hereby agree that I shall not, during my employment with the Company and thereafter, make any disparaging or derogatory statements to any third party, including any media outlet, industry group, financial institution, or current or former employee, consultant, client, supplier or customer of the Company, regarding the Company or any of its officers, directors, or employees, or about the Company’s business affairs and financial condition.

SECTION 7. DEFINITIONS.

7.1 Proprietary Information. As used in this Agreement, “Proprietary Information” means information that the Company possesses or to which the Company has rights that have commercial value. Proprietary Information includes, by way of example and without limitation, trade secrets, product ideas, designs, configurations, processes, techniques, formulas, software, source and object code, domain names, improvements, inventions, data, know-how, copyrightable materials, trademarks, service marks, domain names, web sites, social media accounts and user names, marketing plans and strategies, sales and financial reports and forecasts, price lists, pricing methodologies, cost data, contract information, and customer lists. Proprietary Information includes information developed by me to be used in the business of the Company during the course of my relationship with the Company or otherwise relating to Inventions that belong to the Company under Section 3 above, as well as other information to which I may have access in connection with my relationship with the Company.

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7.2 Third Party Information. As used in this Agreement, “Third Party Information” means confidential or proprietary information of third parties (i) that was received or may in the future be received either (x) by me in the course of my relationship with the Company or (y) by the Company and (ii) as to which, at the time of such receipt or at any time thereafter, either the Company is or I am subject to a duty to maintain the confidentiality of such information or to use it only for certain limited purposes.

7.3 Inventions. As used in this Agreement, “Inventions” means any and all inventions, developments, creative works, and useful ideas of any kind or description whatsoever, whether or not patentable or copyrightable. Inventions include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary Information.

SECTION 8. GENERAL.

8.1 Injunction. I agree that it would be difficult to measure any damages caused to the Company that might result from any breach by me of the promises set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, I agree that if I breach, or propose to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without proof of any actual damage to the Company and without necessity of a bond.

8.2 Successors and Assigns. This Agreement will be binding upon me and my heirs, executors, administrators, and legal representatives and will inure to the benefit of the Company, any subsidiary of the Company, and its and their respective successors and assigns. I may not assign any of my rights, or delegate any of my obligations under this Agreement.

8.3 Enforceability. If any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the illegal or unenforceable provision shall be deemed reformed to the extent necessary to be legally enforceable and the remainder of this Agreement, will not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal, or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal, and functional scope as to which it may be enforceable.

8.4 Entire Agreement. This Agreement constitutes the entire agreement between the Company and myself with respect to the subject matter hereof, and supersedes all prior representations and agreements with respect to such subject matter. This Agreement may not be amended, modified, or waived except by a written instrument duly executed by the person against whom enforcement of such amendment, modification, or waiver is sought. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, in any particular case will not prevent any subsequent enforcement of such term or obligation or to be deemed a waiver of any separate or subsequent breach.

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8.5 No Contract of Employment. Nothing in this Agreement shall be construed as a contract of employment between myself and the Company or as a commitment on the part of the Company to retain me in any capacity for any period of time.

8.6 Notices. Any notice or demand that, by any provision of this Agreement or any agreement, document, or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes when delivered by hand, telecopy, or other method of facsimile or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company, at its principal executive offices, or at any other address designated by the Company to me in writing; and if to me, at my mailing address reflected in the Company’s personnel file pertaining to me or at any other address designated by me to the Company in writing.

8.7 Governing Law. This Agreement, the performance of this Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to its principles of conflict of laws. The parties hereto agree that the state or federal courts located within New York shall have exclusive jurisdiction over any dispute arising out of this Agreement and hereby agree to submit to personal jurisdiction in such courts.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY. I HAVE HAD THE OPPORTUNITY TO CONSULT INDEPENDENT COUNSEL OF MY OWN CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

Signature: ________________________________	Dated: _______________________
Daniel E. Schmerin

ACCEPTED BY THE COMPANY:

By: __________________________________	Dated: ___________________________

Name	__________________________________

Title:	__________________________________

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